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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-24944

        (Check one): /X/ Form 10-K and Form 10-KSB / / Form 11-K / / Form 20-F / / Form 10-Q and Form 10-QSB / / Form N-SAR

        For period ended   March 31, 1997

/ /     Transition Report on Form 10-K and Form 10-KSB
/ /     Transition Report on Form 20-F
/ /     Transition Report on Form 11-K
/ /     Transition Report on Form 10-Q and Form 10-QSB
/ /     Transition Report on Form N-SAR

        For the transition period ended ____________________________________

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above,
identify the item(s) to which the notification relates:        Not applicable


                                     PART I

                             REGISTRANT INFORMATION

        Full name of registrant         THE TRACKER CORPORATION OF AMERICA


        Former name if applicable
                                        Not applicable

        Address of principal executive office (Street and Number)

                                        180 Dundas Street West, Suite 1502

        City, State and Zip Code

                                        Toronto, Ontario M5G 1Z8
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                                    PART II
                            RULE 12b-25(b) AND (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.).

        [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                   NARRATIVE

        We are awaiting completion of the audit of our financial statements from our independent auditors.

                                    PART IV

                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

                Mark J. Gertzbein                       416-595-6222
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                    (Name)                     (Area Code)  (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [X] Yes             [ ] No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                     [ ] Yes         [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       THE TRACKER CORPORATION OF AMERICA
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                  (Name of Registrant as Specified in Charter)

        Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  June 27, 1997          By  /s/ Mark J. Gertzbein
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                                     Mark J. Gertzbein, Secretary and Treasurer